Exhibit 10.10

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made effective as of December 15, 2010 (the “Amendment Date”), by and between Groupon, Inc., a Delaware corporation (the “Company”), and Rob Solomon (“Solomon”), in order to amend the Employment Agreement entered into between the Company and Solomon as of March 15, 2010 (the “Employment Agreement”).

WHEREAS, the parties desire to enter into this Amendment to bring certain of the provisions of the Employment Agreement into documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code, as amended, and the Treasury Regulations issued thereunder (together, “Section 409A”); and

WHEREAS, the parties intend that this Amendment qualify for the relief accorded by Internal Revenue Service Notice 2010-6 and Notice 2010-80 (the “IRS Notices”);

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Solomon hereby agree as follows:

1.             Section 6(b) of the Employment Agreement is amended in its entirety to read as follows:

(a)           Termination Without Cause or Termination for Good Reason. If Solomon’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Solomon’s employment is terminated by Solomon for Good Reason, Solomon shall be entitled to:

(i)            receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures as provided below, for six (6) months following the termination of Solomon’s employment (“Severance”); and

(ii)           if after September 15, 2010, an additional vesting of 150,000 Options; and

(iii)          receive continued Company provided insurance benefits with the costs borne by Company for Solomon and his dependents until such time as he has secured comparable benefits through another organization’s benefits program; provided, however, that to the extent that all or any portion of the Company’s payment of or reimbursement to Solomon for the cost of such benefits (the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company Provided Benefits would qualify for an exemption from treatment as deferred compensation subject to Section 409A of the Internal Revenue Code, then, for the duration of the applicable period during which the Company is required to provide such benefits: (1) the amount of Company-Provided Benefits furnished in any taxable year of Solomon shall not affect the amount of Company-

Provided Benefits furnished in any other taxable year of Solomon; (2) any right of Solomon to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (c) any reimbursement for Company-Provided Benefits to which Solomon is entitled shall be paid no later than the last day of Solomon’s taxable year following the taxable year in which Solomon’s expense for such Company-Provided Benefits was incurred.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) unless Solomon shall have executed a general release and waiver of claims against the Company, consistent with Section 9 below, and in a form reasonably satisfactory to the Company, and such release has become effective in accordance with its terms on or before the 60th day following Solomon’s termination of employment. Subject to such effective release, payment of Severance shall begin on the first regular payroll date following such 60th day, and the initial payment shall include that portion of Severance that would otherwise have been payable on the Company’s regular payroll dates occurring between the date of Solomon’s termination of employment and the initial Severance payment date.

2.             A new Section 19 is added to the Employment Agreement as follows:

19.           Compliance with Section 409A of the Code.

(a)           The Company intends that income provided to Solomon pursuant to this Agreement will not be subject to taxation under Section 409A of the International Revenue Code and the Treasury Regulations thereunder (collectively, Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to Solomon, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including Attorneys fees, or other liability incurred by Employee in connection with compensation paid or provided to Solomon pursuant to this Agreement.

(b)           Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Solomon’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Solomon has incurred a “separation from service” within the meaning of Section 409A. Furthermore, if Solomon is a “specified employee” within the meaning of Section 409A as of the date of Solomon’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Solomon’s separation from service shall be paid to Solomon before the date {the “Delayed Payment Date”) which is the first business day of the seventh month after the date of Solomon’s separation from service or, if earlier, the date of Solomon’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c)           The Company agrees that in accordance with the IRS Notices it will each attach to its Federal income tax return for the taxable year containing the Amendment Date the applicable statement under Section XII of Notice 2010-6, substantially in the forms attached hereto as Appendix I.

3.             Except as modified by this Amendment, the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GROUPON, INC.

By:	/s/ Andrew Mason
Name:	Andrew Mason
Title:	CEO

SOLOMON:

/s/ Rob Solomon
Rob Solomon

APPENDIX 1

[Form of Statement to be filed with the Groupon, Inc. Federal Income Tax Return for its taxable year containing December       , 2010]

§409A DOCUMENT CORRECTION UNDER §VI.B OF NOTICE 2010-6

1.             Name and taxpayer ID number of each service provider affected by the document failure:

Rob Solomon

Social Security Number:        -     -

2.             Plan with respect to which failure occurred:

Employment Agreement between Groupon, Inc. and Rob Solomon, dated March 15, 2010.

3.             Statement of correction:

The document failure identified herein is eligible for correction under Section VI.B of Notice 2010-6. Groupon, Inc. has taken all actions required and otherwise met all requirements for such corrections as of the last day of its taxable in year in which the correction is made. Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction. The date of the correction is December           , 2010 and, pursuant to Section XI.A of Notice 2010-6, is treated as effective on March 15, 2010.

4.             Amount involved:

The amount involved is unknown as of the date of the statement because the event at which time such amount would be become determinable has not occurred. Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.